Exhibit 4.15

Supplementary Contract

Number: [Number]

Debtor (Party A): [Company Name]

Address: [Address]

Creditor (Party B): [Xiamen International Bank Co., Ltd.]

Address: [Address]

Guarantor (Party C): [Individual Name]

Address: [Address]

Identity Document Name and Number: [Document Type, Number]

On [   ], Party A and Party B entered into the “Comprehensive Credit Limit Contract” (hereinafter referred to as the “Loan Contract”) numbered [Number]. Party B and Party C entered into the “Guarantee Contract” numbered [Number]. Due to changes in the terms of these contracts, certain provisions of the Loan Contract need to be amended and supplemented. The parties hereby enter into this Supplementary Contract:

1. Specific Supplements or Amendments to Terms

This Supplementary Contract serves as an amendment and supplement to the Loan Contract and Guarantee Contract:

1.1 Starting from [Month] [Day], [Year] (inclusive), the interest rate for loans already disbursed and outstanding, as well as newly disbursed loans under the Loan Contract, shall be adjusted to a fixed rate of [Rate]% (annual interest rate). This fixed rate is determined based on the one-year Loan Prime Rate (LPR) published by the National Interbank Funding Center on the last working day prior to [Month] [Day], [Year], plus [Percentage]% (or minus [Percentage]%), and shall remain unchanged throughout the term of the Loan Contract.

1.2 Article 4(10) of the Loan Contract is amended as follows:

(10) Others: Limited to Party A’s use for payment of transportation fees, fuel costs, and highway tolls.

1.3 All parties agree that the following provisions shall no longer apply:

●	Article 16.3 of the Loan Contract

●	Article 16.7 of the Loan Contract

●	Article 7.9.1 of the Guarantee Contract

●	Article 7.9.4 of the Guarantee Contract

1.4 The Guarantee Contract is amended to add Article 7.9.6: Unless otherwise specified, references to “Party A” under this contract shall include Party A and its spouse (if applicable), and this interpretation applies throughout the contract.

1.5 All parties to this Supplementary Contract agree that if the Creditor (Party B) waives all or part of its security interest in the collateral or modifies all or part of the security interest, the other guarantors shall not be relieved of their guarantee obligations to the extent that the Creditor loses its priority repayment rights. The other guarantors shall remain liable for all debts owed by the Debtor (Party A) under the Loan Contract, the original Supplementary Contract (if any), and this Supplementary Contract.

1.6 All parties to this Supplementary Contract agree that if the Creditor (Party B) releases all or part of the joint and several liability of certain guarantors, the other guarantors shall not be relieved of their guarantee obligations to the extent that the Creditor is unable to recover from the released guarantors. The other guarantors shall continue to provide joint and several liability guarantees for all debts owed by the Debtor (Party A) under the Loan Contract, the original Supplementary Contract (if any), and this Supplementary Contract.

2. Guarantee Conditions

(1) Except as amended and supplemented by this contract, the original guarantee conditions remain unchanged. The Guarantor (Party C) shall continue to provide full joint and several liability credit guarantees for the loans under the Loan Contract and this Supplementary Contract.

This Supplementary Contract forms an integral and inseparable part of the Loan Contract and Guarantee Contract. Except for the terms amended and supplemented herein, all other provisions of the Loan Contract and Guarantee Contract remain unchanged and unaffected in their legal effect.

This Supplementary Contract shall take effect upon the signing or affixing of seals by the authorized signatories of all parties and the affixing of their official seals. This contract is executed in four copies, with Party A holding one copy, Party B holding two copies, and Party C holding one copy, each having equal legal effect.

Party A (Debtor):
[Signature of Company Name]

Party B (Creditor):

[Signature and Seal of Xiamen International Bank Co., Ltd.]

Party C (Guarantor):

[Signature of Individual Name]

Date of Signing: January 18, 2024
Place of Signing: [Location]

Witness: [Name]